Filed pursuant to Rule 424(b)(3)
Registration No. 333-185645

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 25, 2013)

4,600,000 Shares

Common Stock

Sagent Pharmaceuticals, Inc. is selling 3,542,470 shares of common stock, and the selling stockholders are selling additional 1,057,530 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “SGNT.” The last reported sale price of our common stock on the NASDAQ Global Market on September 10, 2013 was $21.70.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of the prospectus supplement.

Price $21.25 Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Sagent, Before Expenses	Proceeds to Selling Stockholders
Per Share	$21.25	$1.2218	$20.0282	$20.0282
Total	$97,750,000	$5,620,280	$70,949,298	$21,180,422

The selling stockholders have granted the underwriters a 30-day option to purchase up to 690,000 additional shares of common stock on the same terms as set forth above. See the section of this prospectus supplement entitled “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about September 16, 2013.

Joint Book-Running Managers

Morgan Stanley	Jefferies	BofA Merrill Lynch

Co-Managers

Piper Jaffray	Needham & Company

The date of this prospectus supplement is September 11, 2013.

PreventIV Measures℠ Packaging and Labeling. Only from SAGENT.

PreventIV Measures℠
Packaging and Labeling

SAGENT™
Discover Injectables Excellence™

SAGENT™ Pharmaceuticals

FLUCONAZOLE
AMPICILLIN
CEFAZOLIN
HEPARIN
2g
1g

Some products shown have labeling that includes boxed warnings. Please visit www.SagentPharma.com for full prescribing information, including boxed warnings, for these products.

PreventIV Measures™
Packaging and Labeling

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with the information incorporated therein by reference. See “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

i

We, the selling stockholders and the underwriters have not authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering. Neither we, nor the selling stockholders nor the underwriters take any responsibility for, and can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or the information we previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that is incorporated by reference herein, is accurate as of any date other than its respective date.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

Unless the context specifically indicates otherwise, references in this prospectus supplement to: (i) “Sagent,” “we,” “us” and “our” refers to Sagent Pharmaceuticals, Inc. and its consolidated subsidiaries and, to the extent applicable, their respective predecessors, and (ii) “common stock” refers to the common stock, $0.01 par value per share, of Sagent Pharmaceuticals, Inc., a Delaware corporation.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including the more detailed information regarding our company, the common stock being sold in this offering and our consolidated financial statements and the related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus supplement entitled “Forward-Looking Statements.”

SAGENT PHARMACEUTICALS, INC.

Company Overview

We are a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectables, which we sell primarily in the United States of America (the “U.S.”) through our highly experienced sales and marketing team.

With a primary focus on generic injectable pharmaceuticals, we offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled, ready-to-use syringes and premix bags. We generally seek to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and have long-standing relationships with customers, regulatory agencies and suppliers. We have rapidly established a large and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of international development and sourcing collaborations with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams. On June 4, 2013, we acquired the remaining 50% interest in Kanghong Sagent (Chengdu) Pharmaceutical Co. Ltd., (“KSCP”) from our former joint venture partner in furtherance of our strategic initiative to integrate manufacturing capabilities into our organization. As a result, KSCP is now a wholly-owned subsidiary that we renamed Sagent (China) Pharmaceuticals Co., Ltd. (“SCP”).

As of June 30, 2013, we marketed 46 products, substantially all of which were generic injectable products, and had a pipeline that included 42 new products represented by 72 Abbreviated New Drug Applications (including 505(b)(2) New Drug Applications) (“ANDAs”), which either are currently under review by the U.S. Food and Drug Administration (“FDA”) or were recently approved and their associated products are pending commercial launch. Our 62 ANDAs under review by the FDA as of June 30, 2013 have been on file for an average of approximately 31 months, with 17 of them being on file for less than 12 months, seven of them being on file for between 12 and 24 months and 38 of them being on file for longer than 24 months. We also had approximately 15 additional products under initial development as of June 30, 2013. We anticipate that our portfolio of marketed products will continue to grow as a result of launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development and our active process of identifying and sourcing new product opportunities.

Our first ANDA approval was in December 2007. Our new product launches and the marketing success of our existing products have led to significant growth in our revenues. For the year ended December 31, 2012, we reported net revenue of $183.6 million, representing an increase of 20% as compared to the year ended December 31, 2011, and a net loss of $16.8 million, representing a 36% decrease in the loss compared to the prior year. We expect our revenue to continue to grow over the long term due to both new product launches and commercial success of our expanding product portfolio.

Our products can generally be classified into the following three categories: anti-infective, oncology and critical care. Our anti-infective products assist in the treatment of various infections and related symptoms, our oncology products are used in the treatment of cancer and cancer-related medical problems, and our critical care products are used in a variety of critical care applications and include anesthetics, cardiac medications, steroidal products and sedatives. The table below presents the percentage of our total net revenue attributed to each product category for the years ended December 31, 2010, 2011 and 2012.

	Percentage of Net Revenue
	For the Year Ended December 31,
Product category	2010	2011	2012
Anti-infective products	55%	42%	45%
Oncology products	10	22	16
Critical care products	35	36	39

Total	100%	100%	100%

Based on market data provided by IMS Health Incorporated (“IMS”), we estimate that the U.S. generic injectable industry reported approximately $7.0 billion in sales in 2012 and grew at a compound annual growth rate (“CAGR”) of 17% over the last five years. Based on industry research reports, we believe that sales in our current target market, which is the U.S. generic injectable drug market, will increase by a CAGR of nearly 10% over the next three years due in large part to the continued focus of the U.S. government on (i) expanding health care coverage through the Patient Protection and Affordable Care Act (the “Affordable Care Act”), (ii) reducing medical costs due to pressures from large spending deficits, (iii) an aging population and (iv) the introduction of new products into the U.S. market. Our innovative business model and our increasing capability to develop and manufacture products using internal resources enable us to be a leader in the large and attractive U.S. generic injectable industry.

Our innovative business model includes the following principal elements:

•

an international network of collaborations with active pharmaceutical ingredient (“API”) suppliers and finished product developers and manufacturers across Asia, Europe, the Middle East and the Americas which, as of June 30, 2013, included 45 business partners worldwide, of which 13 were in Europe, eleven in the Americas, ten in China and Taiwan, eight in India, two in the Middle East and one in Australia, and project management teams comprised of our employees located in the U.S., China and India that support our collaborations and monitor our development projects and supply arrangements;

•

a management team that has developed significant expertise across all facets of pharmaceutical management and has access to key decision-makers at API suppliers and finished product developers and manufacturers, who, together with internal business development professionals, utilize these relationships to establish new collaborations, as well as identify and secure new product opportunities, difficult to source API and product development and manufacturing capabilities, with existing and new business partners;

•

in-house quality assurance and facility compliance teams that manage both our internal quality activities as well as those of our business partners, including qualifying our vendors’ facilities, implementing our quality control systems, working to verify vendor compliance through on-going surveillance, providing FDA current good manufacturing practices (“cGMP”) training and periodic performance evaluations and, in many cases, providing support for regulatory inspections at our vendors’ facilities;

•

a U.S.-based sales and marketing team, including sales representatives who have an average of approximately 25 years of experience in their respective territories and have developed long-standing relationships with group purchasing organizations (“GPOs”), wholesalers, distributors, pharmacy directors and other end-user customers;

•

a regulatory affairs group that manages our U.S. regulatory interactions as well as those of many of our business partners, including providing product development support, reviewing, compiling and submitting ANDAs to the FDA, coordinating on-going communications with the FDA and overseeing labeling development and maintenance; and

•	a dedicated manufacturing facility in Chengdu, China, which has been deemed acceptable for product approvals by the FDA, utilizing state-of-the-art isolator technology for aseptic filling.

There are significant barriers to entry facing generic and specialty injectable companies in the U.S. market. These barriers include: (i) complex manufacturing processes that must comply with high cGMP and FDA regulatory standards, particularly with respect to oncology products; (ii) difficulty in developing and sourcing often complex APIs required for product development; (iii) FDA requirements that certain products be produced in dedicated single-product facilities or manufacturing lines; (iv) long regulatory approval times; (v) complex U.S. wholesale and GPO market channels through which end-user customers are reached; and (vi) various strategies undertaken by branded pharmaceutical companies to extend the exclusivity period of their products. We believe these barriers create attractive industry characteristics for successful participants, including fewer competitors, high loyalty from GPO and end-user customers and, as compared to oral generic drugs, more favorable pricing environments, stable demand and longer product life cycles.

We believe our business model addresses the inherent barriers to entry facing the generic injectable industry, thereby enabling us to use our strengths and extensive experience to build a leading injectable pharmaceutical company. Advantages of our business model include our ability to:

•	rapidly establish a sizable product portfolio and pipeline across multiple product presentations;

•	reduce product development risk by leveraging our various business partners’ product development teams;

•	achieve competitive costs by identifying efficient and high-quality manufacturing sources around the world;

•	reduce the fixed overhead costs and capital requirements associated with building and maintaining multiple owned manufacturing facilities;

•	diversify our manufacturing risk across multiple facilities and geographies;

•	secure relationships with companies that may otherwise have developed into potential competitors; and

•	produce high quality injectable products in compliance with FDA regulatory requirements.

Our Competitive Strengths

We believe our principal competitive strengths include:

•

our broad and diverse product portfolio and pipeline, which, as of June 30, 2013, included 46 marketed products and 42 new products represented by 72 ANDAs, which either are currently under review by the FDA or were recently approved and their associated products are pending commercial launch;

•

our experienced management team and personnel with extensive injectable pharmaceutical capabilities as well as a track record of success in product development, project management, quality assurance and sales and marketing;

•

our extensive sourcing, development and manufacturing collaborations, which, as of June 30, 2013, provided us access to over 100 worldwide manufacturing and development facilities, including several dedicated facilities used to manufacture specific complex APIs and finished products;

•

our sterile manufacturing facility in Chengdu, China that has been deemed acceptable for product approvals by the FDA and will provide us a future sourcing alternative for certain of our finished products;

•

our innovative product labeling and packaging, which is known as PreventIV Measures, and features easy-to-read product names, dosage strengths and bar codes in an effort to reduce medication errors and improve patient safety by helping to prevent errors in the administration and delivery of medication, which we believe favorably differentiates our products from those of our competitors; and

•

our strong customer relationships that we established with most of the major GPOs in the U.S. and many of our significant end-user customers through our highly experienced dedicated team of sales and marketing employees.

Our Strategy

Continue to expand our product portfolio.    We intend to continue to expand our product portfolio through launches of products under ANDAs that have already been approved, approval of our ANDAs currently under review by the FDA, approval of future ANDAs for products we have in earlier stages of development, and our active process of identifying and sourcing new product opportunities. In the near term, we plan to focus on launching the 42 products that are represented by ANDAs that have been recently approved or are pending approval by the FDA. Over the longer term, we intend to continue to expand our product portfolio by utilizing our extensive worldwide relationships and market expertise to work with our API, product development and finished product manufacturing partners to identify, develop and source or license new product opportunities.

Capitalize on our strong customer relationships.    We will continue to focus on maintaining and improving our strong relationships with GPOs, specialty distributors and end-user customers through the introduction of new products from our current pipeline and the identification and development of new products in response to the needs of our customers. We intend to continue to increase market penetration of existing marketed products, license additional products from foreign manufacturers that seek to utilize our U.S. sales and marketing expertise, and identify opportunities to develop and launch new products, including those with enhanced features or other competitive advantages, through our strong relationships with GPOs, wholesalers, distributors, pharmacy directors and other end-user customers.

Optimize our gross and operating margins.    We intend to continue our ongoing initiatives to optimize our margins. We expect to achieve higher gross margins on many of our new products associated with ANDAs currently under review by the FDA due to favorable competitive dynamics and improved sourcing terms. In addition, with respect to our existing products, we intend to continue to improve the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities. We also plan to improve our operating margins by leveraging our existing sales and marketing capabilities and administrative functions across an expanded revenue base as a result of growth in our product portfolio from recently approved ANDAs, new products already in our pipeline and other new product opportunities, including in-licensed products and marketing arrangements with third parties. The acquisition of SCP and its integration into our operations is also intended to support optimization of our gross and operating margins in the long term.

Leverage our core strengths to target higher-margin opportunities.    We believe our internal product development and commercial strengths combined with the capabilities of our worldwide network of collaborators will allow us to identify, develop, manufacture and supply higher-margin products. We plan to achieve higher gross margins on many of the products in our pipeline due to product differentiation or increasingly favorable competitive dynamics in that particular product segment. We intend to continue to develop injectable products where the form or packaging of the product can be enhanced to improve delivery, patient safety or end-user convenience and where generic competition is likely to be limited by product manufacturing complexity or lack of API supply. We believe that the acquisition of SCP will enable us to leverage our new manufacturing capabilities, including our state-of-the-art full isolator technology for aseptic filling, to develop and manufacture increasingly complex products. In addition, we may challenge proprietary product patents to seek first-to-market rights. Finally, we may leverage our strong commercial organization and GPO relationships to promote and sell branded products or devices that are developed by other parties.

Additional Information

The issuer of the common stock in this offering was originally incorporated as a Cayman Islands company in 2006 and was reincorporated as a Delaware corporation on April 26, 2011. Our corporate headquarters are located at 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. Our telephone number is (847) 908-1600. Our website address is www.sagentpharma.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus supplement or accompanying prospectus.

RECENT DEVELOPMENTS

On June 4, 2013, we completed the purchase from Chengdu Kanghong Technology (Group) Co. Ltd. (“CKT”) of the remaining 50% ownership interest in our 50/50 KSCP joint venture in China for an aggregate purchase price of $25 million (the “KSCP Acquisition”), payable in installments through September 2015. We established this joint venture in December 2006 to construct and operate an FDA approvable, cGMP, sterile manufacturing facility in Chengdu, China. This cGMP sterile manufacturing facility has been successfully inspected by the FDA and, on June 4, 2013, the FDA approved our first ANDA using this site for manufacturing. SCP provides us with dedicated manufacturing capacity that utilizes state-of-the-art full isolator technology for aseptic filling. SCP will manufacture finished products for us for sale in the U.S. and other attractive markets and for third parties on a contract basis for sale in other markets. We may also directly access the Chinese domestic market with products manufactured at SCP or elsewhere.

As of June 30, 2013, SCP had outstanding borrowings of $19.1 million under term loan credit facilities with Agricultural Bank of China Ltd. (the “ABC Loan Facilities”). The ABC Loan Facilities are repayable in installments through 2015.

We historically accounted for our 50% interest in the KSCP joint venture under the equity method of accounting, reflecting our 50% interest in the net income (loss) of KSCP in our consolidated statements of operations as equity in net income (loss) of joint ventures. As a result of the KSCP Acquisition, we own all the issued and outstanding equity interests of SCP and, following such acquisition date, we have consolidated its results of operations with our results of operations for accounting purposes. On August 5, 2013, we filed a current report on Form 8-K with the SEC that provides certain unaudited pro forma financial information that gives effect to the completion of the KSCP Acquisition. This unaudited pro forma financial information was prepared by us based on a number of assumptions that we believe are reasonable, but may not end up being correct.

THE OFFERING

Common stock offered:

By us	3,542,470 shares.

By the selling stockholders	1,057,530 shares.

Common stock to be outstanding immediately after this offering	31,735,294 shares.

Option to purchase additional shares from the selling stockholders	690,000 shares.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $70.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on the public offering price of $21.25 per share.

We expect to use the net proceeds for general corporate purposes, which we expect to include funding working capital, operating expenses, the continued development of our product pipeline and portfolio, the maintenance and expansion of our current collaboration arrangements, the strengthening of our existing commercial organization, funding the final payments for the KSCP Acquisition and any costs related to our SCP manufacturing facility, and the selective pursuit of business development opportunities in our focus segment areas. See “Use of Proceeds.”

We will not receive any of the proceeds from the sale of shares by the selling stockholders, including the shares to be sold by the selling stockholders if the underwriters exercise their option to purchase additional shares.

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our common stock.

NASDAQ Global Market symbol	“SGNT.”

Conflicts of Interest	More than 10% of the outstanding shares of our common stock is beneficially owned by affiliates of Morgan Stanley & Co. LLC. Because Morgan Stanley & Co. LLC is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA (“Rule 5121”). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. In addition, in accordance with Rule 5121, Morgan Stanley & Co. LLC will not make sales to discretionary accounts without the prior written consent of the customer. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the shares offered have a bona fide public market, as that term is defined in Rule 5121.

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of common stock to be outstanding immediately after this offering is based on 28,192,824 shares outstanding as of June 30, 2013. This number excludes, as of June 30, 2013:

•	2,485,665 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.39 per share;

•	86,842 shares of our common stock issuable upon the vesting of restricted stock awards; and

•

an aggregate of 3,031,667 shares of our common stock reserved for future grants under our Amended and Restated 2007 Global Share Plan (the “2007 Share Plan”) and under the 2011 Incentive Compensation Plan (the “2011 Incentive Plan”).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the fiscal years ended December 31, 2010, 2011 and 2012 from our audited consolidated financial statements for such fiscal years. We have derived the summary consolidated financial data as of and for the six months ended June 30, 2012 and 2013 from our unaudited condensed consolidated financial statements for such periods. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and in the opinion of our management reflect all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for the periods presented. Operating results for the six-month periods are not necessarily indicative of results that may be expected for a full fiscal year, or any other periods.

The summary historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere or incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
	(amounts in thousands, except per share data)
Statement of Operations Data:
Net revenue	$74,056	$152,405	$183,615	$80,960	$119,802
Cost of sales	65,013	133,636	152,508	68,692	78,126

Gross profit	9,043	18,769	31,107	12,268	41,676
Operating expenses:
Product development	11,223	12,763	17,136	8,689	8,741
Selling, general and administrative	18,931	25,148	30,093	14,920	16,947
Management reorganization(1)	—	—	708	—	—
Equity in net loss (income) of joint ventures(2)	1,476	2,531	(1,337)	351	603

Total operating expenses	31,630	40,442	46,600	23,960	26,291
Termination fee(3)	—	—	—	—	5,000
Gain on previously held equity interest(4)	—	—	—	—	2,936

Income (loss) from operations	(22,587)	(21,673)	(15,493)	(11,692)	23,321
Interest income and other	34	284	243	150	50
Interest expense	(1,129)	(4,195)	(1,567)	(1,463)	(163)
Change in fair value of preferred stock warrants(5)	(813)	(838)	—	—	—

Income (loss) before income taxes	(24,495)	(26,422)	(16,817)	(13,005)	23,208
Provision for income taxes	—	—	—	—	—

Net income (loss)	$(24,495)	$(26,422)	$(16,817)	$(13,005)	$23,208

Net income (loss) per common share:
Basic	$(12.53)	$(1.31)	$(0.60)	$(0.47)	$0.82
Diluted	$(12.53)	$(1.31)	$(0.60)	$(0.47)	$0.81
Weighted-average number of shares used to compute net loss per common share:
Basic	1,955	20,105	27,980	27,925	28,149
Diluted	1,955	20,105	27,980	27,925	28,772

	As of June 30, 2013
	Actual	As Adjusted(6)
	(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$43,994	$114,652
Working capital(7)	114,428	185,086
Total assets	234,242	304,900
Total long-term debt(8)	14,240	14,240
Total stockholders’ equity	156,043	226,701

(1)

Represents primarily severance related costs associated with the reorganization of our executive management team, which we completed in August 2012 and resulted in the elimination of certain positions within our company.

(2)

Prior to the KSCP Acquisition, we had two collaborations structured as 50/50 joint ventures: our KSCP joint venture and Sagent Agila LLC (formerly Sagent Strides LLC). We accounted for our 50% interest in each of these two joint ventures under the equity method of accounting. As a result, we record our investments in such joint ventures at cost on our consolidated balance sheet and periodically adjust the carrying amount of these investments to recognize the change in our share of the net assets of such joint ventures resulting from the net income or losses of such joint ventures. As a result of the completion of the KSCP Acquisition, we report the full operating results of SCP in our consolidated statements of operations.

(3)	Represents one-time termination fee received in connection with our agreement in March 2013 to terminate our Manufacturing and Supply Agreement with Actavis effective December 31, 2014.
(4)	Upon obtaining the controlling interest in KSCP, our previously held equity interest was remeasured to fair value, resulting in a gain of $2.9 million.
(5)

Prior to our initial public offering in April 2011, we had three series of outstanding convertible preferred stock: Series A, B and B-1. All of our outstanding convertible preferred stock was converted into common stock in connection with our initial public offering. In connection with the issuance of one such series of preferred stock, we issued warrants to purchase an aggregate of 2,380,952 shares of Series B-1 preferred stock with an exercise price of $2.10 and warrants to purchase an aggregate of 2,040,816 shares of Series B-1 preferred stock at an exercise price of $2.45 per share, all of which were immediately exercisable at the time of issuance. For accounting purposes, these warrants were classified as liabilities in accordance with generally accepted accounting principles, and, as a result, the fair value of these warrants was recorded on our consolidated balance sheet at the time of their issuance and marked to market at each subsequent financial reporting period. On April 26, 2011, the holder of these preferred stock warrants exercised all of the warrants concurrent with the completion of our initial public offering.

(6)

The unaudited as adjusted balance sheet data gives effect to: (i) our issuance and sale of 3,542,470 shares of common stock in this offering based on a public offering price of $21.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of the net proceeds therefrom as set forth under “Use of Proceeds,” as if these transactions were completed on June 30, 2013.

(7)	Working capital is the amount by which current assets exceed current liabilities.
(8)

Consists of borrowings (excluding current portion) under the ABC Loan Facilities. As of June 30, 2013, SCP had outstanding borrowings of $19.1 million (including current portion) under the ABC Loan Facilities. As of June 30, 2013, we had no outstanding borrowings under the existing Silicon Valley Bank senior secured revolving loan facility (the “SVB Loan Facility”), which provides for borrowings of up to $40.0 million, with availability subject to a borrowing base consisting of eligible accounts receivable and inventory and the satisfaction of certain customary conditions as specified in the SVB Facility.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We rely on our business partners for the manufacture of substantially all of our products, and if our business partners fail to supply us with high-quality API or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, and our revenues and margins could decline, which could have a material adverse effect on our business, financial position and results of operations.

We rely upon our business partners, principally located outside of the U.S., for the supply of API and substantially all of our finished product manufacturing. In most cases, we rely upon a limited number of business partners to supply us with the API or finished products for each of our products. If our business partners do not continue to provide these services to us we might not be able to obtain these services from others in a timely manner or on commercially acceptable terms. Likewise, if our business partners encounter delays or difficulties in producing API or our finished products, the distribution, marketing and subsequent sales of these products could be adversely affected. If, for any reason, our business partners are unable to obtain or deliver sufficient quantities of API or finished products on a timely basis or we develop any significant disagreements with our business partners, the manufacture or supply of our products could be disrupted, which may decrease our sales revenue, increase our operating expenses or otherwise negatively impact our operations. In addition, if we are unable to engage and retain business partners for the supply of API or finished product manufacturing on commercially acceptable terms, we may not be able to sell our products as planned.

Substantially all of our products are sterile injectable pharmaceuticals. The manufacture of all of our products is highly exacting and complex and our business partners may experience problems during the manufacture of API or finished products for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, manufacturing quality concerns, problems with raw materials, natural disaster related events or other environmental factors. In addition, the manufacture of certain API that we require for our products or the finished products require dedicated facilities and we may rely on a limited number or, in most cases, single vendors for these products and services. If problems arise during the production, storage or distribution of a batch of product, that batch of product may have to be discarded. If we are unable to find alternative qualified sources of API or finished products, this could, among other things lead to increased costs, lost sales, damage to customer relations, time and expense spent investigating the cause and, depending upon the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to market, voluntary recalls, corrective actions or product liability related costs may also be incurred. For example, in June 2013 we initiated a voluntary recall of all lots of a critical care product that we sold from August 2011 through May 2013 due to the discovery of an elevated impurity result detected during routine quality testing of stability samples at the 18-month interval and in March 2011 we initiated a voluntary recall of all lots of one of our critical care products delivered in a pre-filled syringe that we sold from April 2010 to March 2011 due to reports of incompatibility of certain needleless I.V. sets with these products. Problems with respect to the manufacture, storage or distribution of our products could have a material adverse effect on our business, financial condition and results of operations.

While large finished product manufacturers have historically purchased API from foreign manufacturers and then manufactured and packaged the finished product in their own facility, recent growth in the number of foreign manufacturers capable of producing high-quality finished products at low cost have provided these finished product manufacturers opportunities to outsource the manufacturing of their products at lower costs than manufacturing such products in their own facilities. If the large finished product manufacturers continue to shift production from their own facilities to companies that we collaborate with to provide product development services, API or finished product manufacturing, we may experience added competition in obtaining these services which we rely upon to meet our customers’ demands.

If we or any of our business partners are unable to comply with the regulatory standards applicable to pharmaceutical drug manufacturers, we may be unable to meet the demand for our products, may lose potential revenues and our business, financial position and results of operations may be materially adversely affected.

All of our business partners who supply us with API or finished products are subject to extensive regulation by governmental authorities in the U.S. and in foreign countries. Regulatory approval to manufacture a drug is site-specific. Our suppliers’ facilities and procedures are subject to ongoing regulation, including periodic inspection by the FDA and foreign regulatory agencies. Following an inspection, an agency may issue a notice listing conditions that are believed to violate cGMP or other regulations, or a warning letter for violations of “regulatory significance” that may result in enforcement action if not promptly and adequately cured. If any regulatory body were to require one of our vendors to cease or limit production, our business could be adversely affected.

Identifying alternative vendors and obtaining regulatory approval to change or substitute API or a manufacturer of a finished product can be time consuming and expensive. Any resulting delays and costs could have a material adverse effect on our business, financial position and results of operations. We cannot assure you that our vendors will not be subject to such regulatory action in the future.

The FDA has the authority to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to cGMP. We may be subject from time to time to product recalls initiated by us or by the FDA. Delays in obtaining regulatory approvals, the revocation of prior approvals, or product recalls could impose significant costs on us and adversely affect our ability to generate revenue.

Furthermore, violations by us or our vendors of FDA regulations and other regulatory requirements could subject us to, among other things:

•	warning letters;

•	fines and civil penalties;

•	total or partial suspension of production or sales;

•	product seizure or recall;

•	withdrawal of product approval; and

•	criminal prosecution.

Any of these or any other regulatory action could have a material adverse effect on our business, financial position and results of operations.

We maintain our own in-house quality assurance and facility compliance teams that inspect, assess and qualify our business partners’ facilities for use by us, work to ensure that the facilities and the products manufactured in those facilities for us are cGMP compliant, and provide support for product launches and regulatory agency facility inspections. Despite these comprehensive efforts and our and our suppliers’ extensive quality systems, we cannot assure you that our business partners will adhere to our quality standards or that our compliance teams will be successful in ensuring that our business partners’ facilities and the products manufactured in those facilities are cGMP compliant. If our business partners fail to comply with our quality standards, our ability to compete may be significantly impaired and our business, financial position and results of operations may be materially adversely affected.

Any change in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products and our revenues could decline and, as a result, our business, financial position and results of operations may be materially adversely affected.

Our products generally must receive appropriate regulatory clearance from the FDA before they can be sold in the U.S. Any change in the regulations, enforcement procedures or regulatory policies set by the FDA and other regulatory agencies could increase the costs or time of development of our products and delay or prevent sales of our products. For instance, beginning in October 2012, we began to pay a required filing fee to the FDA as part of every new ANDA submission and were required to pay an additional fee with respect to ANDAs previously filed, but not yet approved, as of October 1, 2012. We cannot determine what effect further changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted, may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;

•	expanded or different labeling;

•	recall, replacement or discontinuance of certain products;

•	additional record keeping; and

•	changes in methods to determine bio-equivalents.

Such changes, or new legislation, could increase the costs of, delay or prevent sales of our products and, as a result, our business, financial position and results of operations may be materially adversely effected. In addition, increases in the time that is required for us to obtain FDA approval of ANDAs could delay our commercialization of new products. In that regard, the time required to obtain FDA approval of ANDAs has increased over the last four years from an industry-wide median of approximately 22 months after initial filing in 2008 to an industry-wide median of approximately 33 months after initial filing in 2012. Approval times could continue to increase as a result of the upcoming expiration of the U.S. patents covering a number of key injectable pharmaceutical products. No assurance can be given that ANDAs submitted for our products will receive FDA approval on a timely basis, if at all, nor can we estimate the timing of the ANDA approvals with any reasonable degree of certainty.

A relatively small group of products supplied by a limited number of our vendors represents a significant portion of our net revenue. If the volume or pricing of any of these products declines, or we are unable to satisfy market demand for these products, it could have a material adverse effect on our business, financial position and results of operations.

Sales of a limited number of our products currently collectively represent a significant portion of our net revenue. If the volume or pricing of our largest selling products declines in the future or we are unable to satisfy market demand for these products, our business, financial position and results of operations could be materially adversely affected. Additionally, the price volatility of generic pharmaceutical products launched at market formation, such as zoledronic acid in March 2013, is generally greater than the volatility in established generic markets. Should prices in newly formed markets decline more rapidly than anticipated, our financial position and results of operations could be materially adversely affected.

Three of our products, zoledronic acid, heparin and levofloxacin, collectively accounted for approximately 53% and 49% of our net revenue for the three and six months ended June 30, 2013, respectively, while heparin, levofloxacin and cefepime collectively accounted for approximately 55% and 58% of our net revenue for the three and six months ended June 30, 2012, respectively. Our ten largest products accounted for approximately 75%, 71%, 80% and 78% of our net revenue for the three and six months ended June 30, 2013 and three and six months ended June 30, 2012, respectively. We expect that our zoledronic acid, heparin and levofloxacin products will continue to represent a significant portion of our net revenues for the foreseeable future. These and our other key products could be rendered obsolete or uneconomical by numerous factors, many of which are beyond our control, including:

•	pricing actions by competitors;

•	development by others of new pharmaceutical products that are more effective than ours;

•	entrance of new competitors into our markets;

•	loss of key relationships with suppliers, GPOs or end-user customers;

•	technological advances;

•	manufacturing or supply interruptions;

•	changes in the prescribing practices of physicians;

•	changes in third-party reimbursement practices;

•	product liability claims; and

•	product recalls or safety alerts.

Any factor adversely affecting the sale of our key products may cause our revenues to decline, and our business, financial position and results of operations may be materially adversely affected.

In addition, we currently rely on single vendors to supply us with API and finished product manufacturing with respect to heparin and levofloxacin in a premix bag. If we are unable to maintain our relationships with these vendors on commercially acceptable terms, it could have a material adverse effect on our business, financial position and results of operations.

Our markets are highly competitive and, if we are unable to compete successfully, our revenues could decline and our business, results of operations and financial position could be adversely affected.

The injectable pharmaceutical market is highly competitive. Our competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. Our principal competitors include Boehringer Ingelheim, Fresenius Kabi, Hospira, Pfizer, Sandoz, Teva and West-Ward. In most cases, these competitors have access to greater financial, marketing, technical and other resources than we do. As a result, they may be able to devote more resources to the development, manufacture, marketing and sale of their products, receive a greater share of the capacity from API suppliers and finished product manufacturers and more support from independent distributors, initiate or withstand substantial price competition or more readily take advantage of acquisition or other opportunities.

The generic segment of the injectable pharmaceutical market is characterized by a high level of price competition, as well as other competitive factors including reliability of supply, quality and enhanced product features. To the extent that any of our competitors are more successful with respect to any key competitive factor, our business, results of operations and financial position could be adversely affected. Pricing pressure could arise from, among other things, limited demand growth or a significant number of additional competitive products being introduced into a particular product market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale and create excess product supply, the ability of competitors to produce or otherwise secure API and/or finished products at lower costs than what we are required to pay to our business partners under our collaborations and the access of competitors to new technology that we do not possess.

The generic injectable market has experienced a number of significant merger and acquisition transactions that are driving consolidation in the markets in which we compete. Such consolidations may create larger companies with which we must compete, reduce the number of vendors willing to supply us with products, and provide further pressure on prices, development activities or customer retention. The impact of future consolidation in the industry could have a material impact on our business, results of operations and financial position.

In addition to competition from established market participants, new entrants to the generic injectable pharmaceutical market could substantially reduce our market share or render our products obsolete. Most of our products are generic injectable versions of branded products. As patents for branded products and related exclusivity periods expire or are ruled invalid, the first generic pharmaceutical manufacturer to receive regulatory approval for a generic version of the reference product is generally able to achieve significant market penetration and higher margins on that product. As competing generic manufacturers receive regulatory approval on this product, market share, revenue and gross profit typically decline for the original generic entrant. In addition, as more competitors enter a specific generic market, the average selling price per unit dose of the particular product typically declines for all competitors. Our ability to sustain our level of market share, revenue and gross profit attributable to a particular generic pharmaceutical product is significantly influenced by the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch in relation to competing approvals and launches.

Branded pharmaceutical companies often take aggressive steps to thwart competition from generic companies. The launch of our generic products could be delayed because branded drug manufacturers may, among other things:

•	make last minute modifications to existing product claims and labels, thereby requiring generic products to reflect this change prior to the drug being approved and introduced in the market;

•	file new patents for existing products prior to the expiration of a previously issued patent, which could extend patent protection for additional years;

•	file patent infringement suits that automatically delay for a specific period the approval of generic versions by the FDA;

•	develop and market their own generic versions of their products, either directly or through other generic pharmaceutical companies; and

•	file citizens’ petitions with the FDA contesting generic approvals on alleged health and safety grounds.

Furthermore, the FDA may grant a single generic manufacturer other than us a 180-day period of marketing exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984 as patents or other exclusivity periods for branded products expire.

If we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability, or our business, results of operations and financial position could be adversely affected.

Our future success will depend to a significant degree on our ability to continue to develop and commercialize new products in a timely and cost-effective manner. The development and commercialization of new products is complex, time-consuming and costly and involves a high degree of business risk. As of June 30, 2013, we actively marketed 46 products, and our new product pipeline included 36 products represented by 62 ANDAs that we had filed, or licensed rights to, and were under review by the FDA, and six products represented by ten ANDAs that have been recently approved by the FDA and are pending commercial launch. We may, however, encounter unexpected delays in the launch of these products, or these products, if and when fully commercialized by us, may not perform as we expect. For example, our 62 pending ANDAs may not receive FDA approval on a timely basis, if at all.

The success of our new product offerings will depend upon several factors, including our ability to properly anticipate customer needs, obtain timely regulatory approvals and locate and establish collaborations with suppliers of API, product development and finished product manufacturing in a timely and cost-effective manner. In addition, the development and commercialization of new products is characterized by significant up-front costs, including costs associated with product development activities, sourcing API and manufacturing capability, obtaining regulatory approval, building inventory and sales and marketing. Furthermore, the development and commercialization of new products is subject to inherent risks, including the possibility that any new product may:

•	fail to receive or encounter unexpected delays in obtaining necessary regulatory approvals;

•	be difficult or impossible to manufacture on a large scale;

•	be uneconomical to market;

•	fail to be developed prior to the successful marketing of similar or superior products by third parties; and

•	infringe on the proprietary rights of third parties.

We may not achieve our expected revenue growth or profitability or our business, results of operations and financial position could be adversely affected if we are not successful in continuing to develop and commercialize new products.

If we are unable to maintain our GPO relationships, our revenues could decline and our results of operations could be materially adversely affected.

Most of the end-users of injectable pharmaceutical products have relationships with GPOs whereby such GPOs provide such end-users access to a broad range of pharmaceutical products from multiple suppliers at competitive prices and, in certain cases, exercise considerable influence over the drug purchasing decisions of such end-users. Hospitals and other end-users contract with the GPO of their choice for their purchasing needs. Collectively, we believe the five largest U.S. GPOs represented the majority of the acute care hospital market in 2012. We currently derive, and expect to continue to derive, a large percentage of our revenue from end-user customers that are members of a small number of GPOs. For example, the five largest U.S. GPOs represented end-user customers that collectively accounted for approximately 34%, 35%, 24% and 22% of our net contract revenue for the three and six months ended June 30, 2013 and 2012, respectively. Maintaining our strong relationships with these GPOs will require us to continue to be a reliable supplier, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products. Although our GPO pricing agreements are typically multi-year in duration, most of them may be terminated by either party with 60 or 90 days notice. The GPOs with whom we have relationships may have relationships with manufacturers that sell competing products, and such GPOs may earn higher margins from these products or combinations of competing products or may prefer products other than ours for other reasons. If we are unable to maintain our GPO relationships, sales of our products and revenue could decline and our results of operations could be materially adversely affected.

We rely on a limited number of pharmaceutical wholesalers to distribute our products.

As is typical in the pharmaceutical industry, we rely upon pharmaceutical wholesalers in connection with the distribution of our products. A significant amount of our products are sold to end-users under GPO pricing arrangements through a limited number of pharmaceutical wholesalers. We currently derive, and expect to continue to derive, a large percentage of our sales through the three largest wholesalers in the U.S. market, Amerisource, Cardinal Health and McKesson. For the six months ended June 30, 2013, the products we sold through these wholesalers accounted for approximately 37%, 23% and 26%, respectively, of our net revenue. Collectively, our sales to these three wholesalers represented approximately 85%, 86%, 81% and 82% of our net revenue for the three and six month periods ended June 30, 2013 and 2012, respectively. If we are unable to maintain our business relationships with these major pharmaceutical wholesalers on commercially acceptable terms, it could have a material adverse effect on our sales and results of operations.

We depend upon our key personnel, the loss of whom could adversely affect our operations. If we fail to attract and retain the talent required for our business, our business could be materially harmed.

We are a relatively small company and we depend to a significant degree on the principal members of our management and sales teams, which include Messrs. Yordon, Hussey, Singer, Logerfo, Patterson and Drake. The loss of services from any of these persons may significantly delay or prevent the achievement of our product development or business objectives. We carry key man life insurance on Mr. Yordon in the amount of $5.0 million; we do not carry key man life insurance on any other key personnel. We have entered into employment agreements with certain of our key employees that contain restrictive covenants relating to non-competition and non-solicitation of our customers and employees for a period of 12 months after termination of employment. Nevertheless, each of our officers and key employees may terminate his or her employment at any time without notice and without cause or good reason, and so as a practical matter these agreements do not guarantee the continued service of these employees. Our success depends upon our ability to attract and retain highly qualified personnel. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and the ability to attract and retain qualified individuals is critical to our success. We may not be able to attract and retain these individuals on acceptable terms or at all, and our inability to do so could significantly impair our ability to compete.

Our inability to manage our planned growth could harm our business.

As we expand our business and integrate the SCP facility, we expect that our operating expenses and capital requirements will increase. As our product portfolio and product pipeline grow, we may require additional personnel on our project management, in-house quality assurance and facility compliance teams to work with our partners on quality assurance, U.S. cGMP compliance, regulatory affairs and product development. As a result, our operating expenses and capital requirements may increase significantly. In addition, we may encounter unexpected difficulties managing our worldwide network of collaborations with API suppliers and finished product developers and manufacturers as we seek to expand such network in order to expand our product portfolio. Our ability to manage our growth effectively requires us to forecast accurately our sales, growth and global manufacturing capacity and to expend funds to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage our anticipated growth effectively, our business could be harmed.

We may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products.

Our business inherently exposes us to claims for injuries allegedly resulting from the use of our products. We may be held liable for, or incur costs related to, liability claims if any of our products cause injury or are found unsuitable during development, manufacture, sale or use. These risks exist even with respect to products that have received, or may in the future receive, regulatory approval for commercial use. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and resources;

•	compensatory damages and fines;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue; and

•	exhaustion of any available insurance and our capital resources.

Our product liability insurance may not be adequate and, at any time, insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our insurance coverage or assets. Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to those matters.

If our products conflict with the intellectual property rights of third parties, we may incur substantial liabilities and we may be unable to commercialize products in a profitable manner or at all.

We seek to launch generic pharmaceutical products either where patent protection or other regulatory exclusivity of equivalent branded products have expired, where patents have been declared invalid or where products do not infringe on the patents of others. However, at times, we may seek approval to market generic products before the expiration of patents relating to the branded versions of those products, based upon our belief that such patents are invalid or otherwise unenforceable or would not be infringed by our products. Our success depends in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of generic versions of products has been subject to substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. If our products were found to be infringing on the intellectual property rights of a third-party, we could be required to cease selling the infringing products, causing us to lose future sales revenue from such products and face substantial liabilities for patent infringement, in the form of either payment for the innovator’s lost profits or a royalty on our sales of the infringing product. These damages may be significant and could materially adversely affect our business. Any litigation, regardless of the merits or eventual outcome, would be costly and time consuming and we could incur significant costs and/or a significant reduction in revenue in defending the action and from the resulting delays in manufacturing, marketing or selling any of our products subject to such claims.

Recently enacted and future healthcare law and policy changes may adversely affect our business.

In March 2010, the U.S. Congress enacted the Affordable Care Act and the Health Care and Education Reconciliation Act. This health care reform legislation is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. While we will not know the full effects of this health care reform legislation until applicable federal and state agencies issue additional regulations or guidance under the new law, it appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

We expect both federal and state governments in the U.S. and foreign governments to continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of healthcare while expanding individual healthcare benefits. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, including injectable products. Our products may not be considered cost effective, or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize a return on our investments.

If reimbursement for our current or future products is reduced or modified, our business could suffer.

Sales of our products depend, in part, on the extent to which the costs of our products are paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or are reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These healthcare management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, as discussed above, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs and other healthcare products have been targeted in this effort. Accordingly, our current and potential products may not be considered cost effective, and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis. Legislation and regulations affecting reimbursement for our products may change at any time and in ways that are difficult to predict, and these changes may have a material adverse effect on our business. Any reduction in Medicare, Medicaid or other third-party payor reimbursements could have a material adverse effect on our business, financial position and results of operations.

Any failure to comply with the complex reporting and payment obligations under Medicare, Medicaid and other government programs may result in litigation or sanctions.

We are subject to various federal, state and foreign laws pertaining to foreign corrupt practices and healthcare fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs such as Medicare and Medicaid. If there is a change in laws, regulations or administrative or judicial interpretations, we may have to change our business practices, or our existing business practices could be challenged as unlawful, which could materially adversely affect our business, financial position and results of operations.

Current economic conditions could adversely affect our operations.

The current economic environment is marked by continued heightened unemployment rates and financial stresses on households. In addition, the securities and credit markets have been experiencing volatility, and in some cases, have exerted negative pressure on the availability of liquidity and credit capacity for certain borrowers. Demand for our products may decrease due to these adverse economic conditions, as the loss of jobs or healthcare coverage, decreases an individual’s ability to pay for elective healthcare or causes individuals to delay procedures. Interest rate fluctuations, changes in capital market conditions and adverse economic conditions may also affect our customers’ ability to obtain credit to finance their purchases of our products, which could reduce our revenue and materially adversely affect our business, financial position and results of operations.

We may need to raise additional capital in the event we change our business plan or encounter unexpected developments, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may require significant additional funds earlier than we currently expect in the event we change our business plan, execute a strategic acquisition, or encounter unexpected developments, including unforeseen competitive conditions within our markets, changes in the general economic climate, changes in the regulatory environment, the loss of key relationships with suppliers, GPOs or end-user customers or other unexpected developments that may have a material effect on the cash flows or results of operations of our business. If required, additional funding may not be available to us on acceptable terms or at all. Our ability to raise additional funding, if necessary, is subject to a variety of factors that we cannot predict with certainty, including our future results of operations, our relative levels of debt and equity, the volatility and overall condition of the capital markets and the market prices of our securities. We may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration arrangements. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. In addition, additional debt financing may only be available to us on less favorable terms than our SVB Loan Facility or ABC Loan Facilities, including higher interest rates or greater exposure to interest rate risk. If we raise additional funds through collaboration arrangements, we may have to relinquish valuable rights to our products or grant licenses on terms that are not favorable to us. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable.

We are subject to a number of risks associated with managing our international network of collaborations.

We have an international network of collaborations that includes 45 business partners worldwide as of June 30, 2013, including 13 in Europe, eleven in the Americas, ten in China and Taiwan, eight in India, two in the Middle East (UAE and Jordan) and one in Australia. As part of our business strategy, we intend to continue to identify further collaborations involving API sourcing, product development, finished product manufacturing and product licensing. We expect that a significant percentage of these new collaborations will be with business partners located outside the U.S. Managing our existing and future international network of collaborations could impose substantial burdens on our resources, divert management’s attention from other areas of our business and otherwise harm our business. In addition, our international network of collaborations subjects us to certain risks, including:

•	legal uncertainties regarding, and timing delays associated with, tariffs, export licenses and other trade barriers;

•	increased difficulty in operating across differing legal regimes, including resolving legal disputes that may arise between us and our business partners;

•	difficulty in staffing and effectively monitoring our business partners’ facilities and operations across multiple geographic regions;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	unfavorable tax or trade restrictions or currency calculations;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	changes in diplomatic and trade relationships.

Any of these or other factors could adversely affect our ability to effectively manage our international network of collaborations and our operating results.

We may never realize the expected benefits from our manufacturing facility in China and it may require substantial additional capital resources.

Our SCP manufacturing facility in China represents a significant investment by us. Through December 31, 2012, we had invested an aggregate of approximately $26.0 million in our KSCP joint venture, and on June 4, 2013, we completed the purchase of the remaining equity interests in SCP from our former joint venture partner for $25.0 million, payable in installments through 2015. Our SCP manufacturing facility was established to construct and operate an FDA approvable, cGMP, sterile manufacturing facility in Chengdu, China that will provide us with access to dedicated manufacturing capacity that utilizes state-of-the-art full isolator technology for aseptic filling. Through this facility, SCP is expected to manufacture finished products for us on an exclusive basis for sale in the U.S. and other attractive markets and for third parties on a contract basis for sale in other

non-U.S. markets. SCP may also directly access the Chinese domestic market. The FDA inspected the facility in 2012, and the facility received its first product approval during the first half of 2013.

We may never, however, realize the expected benefits of our SCP manufacturing facility due to, among other things:

•	the facility may never become commercially viable for a variety of reasons in and/or beyond our control;

•	we may be required to incur substantial expenses and make substantial capital investments to enable the facility to operate efficiently and to contribute positively to our revenue or earnings;

•	the facility may never receive appropriate FDA or other regulatory approvals to manufacture additional products or such approvals may be delayed;

•	the facility is subject to multiple regulatory requirements that are subject to change, including environmental, health and safety and other compliance regimes;

•	the future implementation of trade protection measures and import or export licensing requirements between the U.S. and China;

•	labor regulations or work stoppages at the facility;

•	our ability to hire and retain qualified personnel;

•	fluctuations in the foreign currency exchange rates;

•	we are subject to U.S. regulations that apply to international operations, including trade laws and the U.S. Foreign Corrupt Practices Act;

•	general political and economic uncertainty could impact operations at the facility; and

•	operations at the facility may be disrupted for any reason, including natural disaster, related events or other environmental factors.

Any of these or any other action that results in the manufacturing facility being unable to operate as anticipated could materially adversely affect our business, financial position and results of operations.

SCP has only recently commenced commercial operations and has historically incurred significant operating losses. For example, SCP recorded operating losses of $7.0 million and $8.6 million for the years ended December 31, 2012 and 2011, respectively, and had an accumulated deficit of $23.6 million as of March 31, 2013. We expect SCP to continue to incur significant operating losses for the foreseeable future as it continues to ramp up its operations. Prior to the KSCP Acquisition, we accounted for our 50% interest in the KSCP joint venture under the equity method of accounting, reflecting our 50% interest in the net income (loss) of KSCP in our consolidated statements of operations. Since the KSCP Acquisition, we have consolidated its results of operations with our results of operations for accounting purposes. As a result, all of SCP’s operating losses will now be reflected in our consolidated financial statements, which will have a negative impact on our reported operating results.

We rely on a single vendor to manage our order to cash cycle and our distribution activities, and the loss or disruption of service from this vendor could adversely affect our operations and financial condition

Our customer service, order processing, invoicing, cash application, chargeback and rebate processing and distribution and logistics activities are managed by DDN. DDN’s Business Process Outsourcing solution to life science companies connects finance, information systems, commercialization, supply chain, drug safety and sales support processes. If we were to lose the availability of DDN’s services due to fire, natural disaster or other disruption, such loss could have a material adverse effect on our operations. Although multiple providers of such services exist, there can be no assurance that we could secure another source to handle these transactions on acceptable terms or otherwise to our specifications in the event of a disruption of services at either their Memphis, Tennessee logistics center or Milwaukee, Wisconsin order to cash cycle processing center.

Our revenue growth may not continue at historical rates, we may never achieve our business strategy of optimizing our gross and operating margins, and our business may suffer as a result of our limited operating history or lack of public company operating experience.

Since our inception in 2006, we have experienced rapid growth in our net revenue. Although we expect our revenue to continue to grow over the long term due to both continued commercial success with our existing products and the launch of new products, we cannot provide any assurances that our revenue growth will continue at historical rates, if at all. In addition, as part of our business strategy we intend to seek to optimize our gross and operating margins by improving the commercial terms of our supply arrangements and to gain access to additional, more favorable API, product development and manufacturing capabilities, including launching products from our wholly-owned SCP manufacturing facility. We may, however, encounter unforeseen difficulties in improving the commercial terms of our current supply arrangements, in gaining access to additional arrangements, or in successfully manufacturing products from our SCP facility, and, as a result, cannot provide any assurances that we will be successful in optimizing our margins. Finally, we have a limited operating history at our current scale of operations, and as a public company. Our limited operating history and public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy and grow our business, either as a result of our inability to manage our current size, effectively manage the business in a public company environment, manage our future growth or for any other reason, our business, prospects, financial condition and results of operations may be harmed.

Our leverage could adversely affect our financial condition or operating flexibility and prevent us from fulfilling our obligations under our credit facilities.

Our total consolidated long-term debt at June 30, 2013 was $19.1 million (including current portion), consisting of amounts outstanding under the ABC Loan Facilities. In addition, we had $40.0 million of undrawn availability under the SVB Loan Facility (the SVB Loan Facility, together with the ABC Loan Facilities, the “Credit Facilities”) at June 30, 2013.

Our indebtedness could have important consequences on our future operations, including:

•	making it more difficult for us to satisfy our payment and other obligations under our outstanding debt, which may result in defaults;

•

resulting in an event of default if we fail to comply with the financial and other covenants contained in the Credit Facilities, which could result in any debt outstanding becoming immediately due and payable and could permit the lenders under such facilities to foreclose on certain of our assets securing such debt;

•

subjecting us to the risk of increased sensitivity to interest rate increases in our outstanding indebtedness, which has a variable rate of interest, which could cause our debt service obligations to increase significantly;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy;

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

•	increasing our vulnerability to the impact of adverse economic and industry conditions.

The terms of our Credit Facilities limit, but do not prohibit, us from incurring additional indebtedness. We and our subsidiaries may incur significant additional indebtedness in the future, which could further exacerbate the risks associated with our existing indebtedness.

The covenants in our Credit Facilities impose restrictions that may limit our operating and financial flexibility.

The Credit Facilities include negative covenants that may, subject to exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	create, incur or permit to exist liens;

•	make investments and loans;

•	incur additional indebtedness or provide guarantees;

•	engage in mergers, acquisitions, consolidations and other asset sales, transfers and dispositions;

•	pay dividends or other payments in respect of our capital stock; and

•	change our lines of business.

In addition, the ABC Loan Facilities include financial covenants that require SCP to achieve a specified minimum revenue level and a specified liability to assets ratio, and our SVB Loan Facility includes financial covenants that require maintenance of a minimum adjusted quick ratio and a minimum free cash flow. Under the minimum adjusted quick ratio covenant, we are required to maintain a ratio of the sum of (a) our consolidated unrestricted and unencumbered cash maintained at Silicon Valley Bank or other financial institutions, as defined in the SVB Loan Facility and (b) our net billed accounts receivable to our current liabilities less the current portion of deferred revenue, if any, of 0.75 to 1.00, as further set forth in the SVB Loan Facility.

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain covenants contained in our Credit Facilities. If we violate these covenants and are unable to obtain waivers, any debt outstanding under our Credit Facilities would be in default and could be accelerated and could permit the lenders to foreclose on our assets securing the debt thereunder. If any indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations and financial position could be materially adversely affected. In addition, complying with these covenants may also cause us to take actions that may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

We have and will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from product development to devote substantial time to compliance initiatives.

Since becoming a public company in April 2011, we have incurred, and expect to continue to incur, significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increased our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. In particular, we are required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. We expect to continue to incur significant expenses and devote substantial management effort toward ensuring compliance with Section 404. For example, in August 2013, we appointed a third party to perform our internal audit function. Moreover, if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

Currency exchange rate fluctuations may have an adverse effect on our business.

We generally record sales in U.S. dollars, and pay our expenses in the local currency of the legal entity that incurs expenses, either U.S. dollars or Chinese Renminbi. Substantially all of our business partners that supply us with API, product development services and finished product manufacturing are located in foreign jurisdictions, such as India, China, Romania and Brazil, and we believe they generally incur their respective operating expenses in local currencies, and we generally pay for such API, services and products in U.S. dollars. As a result, both we and our business partners may be exposed to currency rate fluctuations and experience an effective increase in operating expenses in the event local currencies appreciate against the U.S. dollar. In this event, the cost of manufacturing product from our SCP facility may increase or such business partners may elect to stop providing us with these services or attempt to pass these increased costs back to us through increased prices for product development services, API sourcing or finished products that they supply to us, any of which could have an adverse effect on our business.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our internal control policies mandate compliance with these laws. Many of our business partners who supply us with product development services, API sourcing and finished product manufacturing are located in parts of the world that have experienced governmental corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.

We may seek to engage in strategic transactions that could have a variety of negative consequences, and we may not realize the benefits of such transactions.

From time to time, we may seek to engage in strategic transactions with third parties, such as strategic partnerships, joint ventures, restructurings, divestitures, acquisitions and other investments. Any such transaction may require us to incur non-recurring and other charges, increase our near and long-term expenditures, pose significant integration challenges, require additional expertise and disrupt our management and business, which could harm our business, financial position and results of operations. We may face significant competition in seeking appropriate strategic partners and transactions, and the negotiation process for any strategic transaction can be time-consuming and complex. There is no assurance that, following the consummation of a strategic transaction, we will achieve the anticipated revenues, profits or other benefits from the transaction, and we may incur greater costs than expected.

Our inability to protect our intellectual property in the U.S. and foreign countries could limit our ability to manufacture or sell our products.

As a specialty and generic pharmaceutical company, we have limited intellectual property surrounding our generic injectable products. However, we are developing specialized devices, systems and branding strategies that we will seek to protect through trade secrets, unpatented proprietary know-how, continuing technological innovation, and traditional intellectual property protection through trademarks, copyrights and patents to preserve our competitive position. In addition, we seek copyright protection of our packaging and labels. Despite these measures, we may not be able to prevent third parties from using our intellectual property, copying aspects of our products and packaging, or obtaining and using information that we regard as proprietary.

Our ability to use net operating and certain built-in losses to reduce future income tax obligations may be subject to limitation under the Internal Revenue Code as a result of past and future transactions.

Sections 382 and 383 of the Internal Revenue Code of 1986 contain rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss, tax credit carryforwards, and certain built-in losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company, which may be triggered by a new issuance of stock by the company. Generally, if such a 50% ownership change occurs, the yearly limitation on the use of net operating loss and tax credit carryforwards and certain built-in losses against taxable income is equal to the product of the applicable long term tax exempt rate of 3.28% and the aggregate value of the company’s stock immediately before the ownership change.

In conjunction with our initial public offering, we underwent an ownership change as defined by Section 382 of the Internal Revenue Code. As none of our operating loss carryforwards expire before 2027, we believe that we will have a reasonable opportunity to use all of such loss carryforwards prior to their expiration, but such loss carryforwards will only be usable to the extent we generate sufficient taxable income. It is possible that future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo one or more ownership changes. In that event, we generally would not be able to use our pre-change loss or certain built-in losses prior to such ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383, and those attributes already subject to limitations (as a result of our prior ownership changes) may be subject to more stringent limitations. Because we have generated tax losses since our inception, our deferred tax asset currently reflects a full valuation allowance against our net operating loss and other tax credit carryforwards. As a result, an ownership change would not result in a reduction of our deferred tax asset or a change to our results of operations (unless this valuation allowance is reversed, in whole or in part, prior to such ownership change).

Risks Related to This Offering and Ownership of Our Common Stock

Market volatility may affect our stock price and the value of your investment.

The market price for our common stock has been, and is likely to continue to be volatile, in part because our common stock has only been traded publicly since April 2011. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including:

•	announcements of new product launches, commercial relationships, acquisitions or other events by us or our competitors;

•	failure of any of our products to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results, or the operating results of our competitors;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	changes in accounting principles;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of any of our key personnel;

•	announcements related to litigation;

•	changing legal or regulatory developments in the U.S. and other countries; and

•	discussion of us or our stock price by the financial press and in online investor communities.

In addition, the stock market in general, and the NASDAQ Global Market in particular, have experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock. We may become involved in this type of litigation in the future. Any securities litigation claims brought against us could result in substantial expenses and the diversion of our management’s attention from our business.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Because we are a holding company, our ability to pay cash dividends on our common stock is largely dependent upon the receipt of dividends or other distributions from our subsidiaries. In addition, we are currently restricted from declaring dividends or making distributions on account of our common stock (other than in the form of common stock) under the terms of the SVB Loan Facility. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.

Our quarterly operating results have fluctuated significantly in the past and we expect that our quarterly results will continue to fluctuate significantly in the future.

Our quarterly operating results have fluctuated significantly in the past and we expect that our quarterly results will continue to fluctuate significantly in the future. Future quarterly fluctuations may result from a number of factors, including:

•	the timing associated with the launch of new products;

•	unanticipated regulatory delays in connection with the development of new products;

•	changes in product development costs due to the achievement of certain milestones under third-party development agreements;

•	the degree of market acceptance of our products;

•	budgeting cycles of our end-user customers;

•	changes in demand for our products;

•	the level and timing of expenses for product development and sales, general and administrative expenses;

•	competition by existing competitors and new entrants to the markets for our products;

•	our continued commercial success with our existing products and success in identifying and sourcing new product opportunities;

•	our ability to control costs, attract and retain qualified personnel and expand our sales force;

•	changes in our strategy;

•	foreign exchange fluctuations; and

•	general economic conditions.

Based on these factors, we believe our future operating results will vary significantly from quarter-to-quarter and year-to-year. As a result, quarter-to-quarter and year-to-year comparisons of operating results are not necessarily meaningful nor do they indicate what our future performance will be.

Following this offering, investment funds managed by Vivo Ventures, LLC will own a substantial percentage of our common stock, which may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, investment funds managed by Vivo Ventures, LLC (“Vivo Ventures”) will beneficially own approximately 8,075,674 shares, or 25.4%, of our outstanding common stock (or 24.6% of our outstanding common stock if the underwriters exercise their option to purchase additional shares in full). As a result, Vivo Ventures will, for the foreseeable future, have significant influence over all matters requiring stockholder approval, including election of directors, adoption or amendments to equity-based incentive plans, amendments to our certificate of incorporation and certain mergers, acquisitions and other change-of-control transactions. Vivo Ventures’ ownership of a large amount of our voting power may have an adverse effect on the price of our common stock. In addition, one investment professional associated with Vivo Ventures serves on our board of directors. The interests of Vivo Ventures may not be consistent with your interests as a stockholder.

Future sales of our common stock may cause our stock price to decline.

Upon completion of this offering, we will be able to sell up to 5,457,530 shares of our common stock and certain of our existing stockholders will be able to sell up to an aggregate of 13,994,693 shares (or 13,304,693 if the underwriters exercise their option to sell additional shares) of our common stock from time to time into the public market pursuant to an effective “shelf” registration statement under the Securities Act of 1933, as amended (the “Securities Act”), subject to the expiration of lock-up agreements 90 days after the date of this prospectus supplement. A large portion of such selling stockholder shares are held by a small number of persons and investment funds. Sales by these stockholders of a substantial number of shares after this offering could significantly reduce the market price of our common stock. Moreover, certain holders of shares of common stock have rights, subject to some conditions, to require us to file registration statements covering the shares they currently hold, or to include these shares in registration statements that we may file for ourselves or other stockholders.

As of June 30, 2013, we had outstanding options to purchase an aggregate of 2,485,665 shares of common stock, outstanding restricted stock awards representing 86,842 shares of common stock and an aggregate of 3,031,667 shares of our common stock was reserved for future awards under our 2011 Incentive Plan and our 2007 Share Plan. We have registered under the Securities Act all of the shares of common stock that we may issue upon the exercise of our outstanding options and on account of future awards made under either our 2007 Share Plan or 2011 Incentive Plan. All of these registered shares can be freely sold in the public market upon issuance, except for shares issued to our directors and executive officers, which sales are subject to certain volume restrictions. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

Anti-takeover provisions in our charter documents and under Delaware corporate law might discourage or delay acquisition attempts for us that you might consider favorable.

Provisions in our certificate of incorporation and bylaws may make the acquisition of our company more difficult without the approval of our board of directors. These provisions include:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders, unless such action is recommended by all directors then in office;

•	provide that the board of directors is expressly authorized to adopt, amend, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	require holders representing at least 66 2/3% of our outstanding common stock to amend any of the foregoing provisions.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We will have broad discretion in how we use a significant portion of the proceeds of this offering and we may not use these proceeds effectively. This could affect our profitability and cause our stock price to decline.

Management and our board of directors will have considerable discretion in the application of a significant portion of our net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds of this offering for general corporate purposes, which could include a variety of uses such as funding working capital, operating expenses, the continued development of our product pipeline and portfolio, the maintenance and expansion of our current collaboration arrangements, the strengthening of our existing commercial organization, funding the final payments of the KSCP Acquisition and costs related to our sterile manufacturing facility in Chengdu, China, and the selective pursuit of business development opportunities in our focus segment areas. From time to time, for example, we will consider acquisitions or investments if a suitable opportunity arises, in which case a portion of the proceeds may be used to fund such an acquisition or investment. We have no commitments or understandings to make any such acquisition or investment. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our market value, which could cause our share price to decline.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. In addition, this prospectus supplement contains or incorporates by reference forward-looking statements regarding the adequacy of our current cash balances to fund our ongoing operations; our utilization of our net operating loss carryforwards; and our ability to meet our obligations under the Credit Facilities.

The forward-looking statements contained in or incorporated by reference in this prospectus supplement are subject to a number of risks and uncertainties, and the cautionary statements set forth below and those contained under the heading “Risk Factors” herein and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q identify important factors that could cause actual results to differ materially from those indicated by our forward-looking statements. Such factors include, but are not limited to:

•

we rely on our business partners for the manufacture of substantially all of our products, and if our business partners fail to supply us with high-quality active pharmaceutical ingredient or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, and our revenues and margins could decline, which could have a material adverse effect on our business, financial condition and results of operations;

•

if we or any of our business partners are unable to comply with the quality and regulatory standards applicable to pharmaceutical drug manufacturers, or if approvals of pending applications are delayed as a result of quality or regulatory compliance concerns or merely backlogs at the FDA, we may be unable to meet the demand for our products, may lose potential revenues and our business, financial position and results of operations could be materially adversely affected;

•

changes in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies are expected to increase the costs and time of development of our products and could delay or prevent sales of our products and our revenues could decline and our business, financial position and results of operations could be materially adversely affected;

•

three of our products, heparin, levofloxacin in pre-mix bags, and zoledronic acid vials, each of which is supplied to us by a single vendor, represent a significant portion of our net revenues and, if the volume or pricing of any of these products declines, or we are unable to satisfy forecasted demand for any of these products, such event could have a material adverse effect on our business, financial position and results of operations;

•

we participate in highly competitive markets, dominated by a few large competitors, and if we are unable to compete successfully, our revenues could decline and our business, financial condition and results of operations may be materially adversely affected;

•	if we are unable to maintain our group purchasing organization and distributor relationships, our revenues could decline and our results of operations could be negatively impacted;

•	we rely on a limited number of pharmaceutical wholesalers to distribute our products;

•	we depend to a significant degree upon our key personnel, the loss of whom could adversely affect our operations;

•	we may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products;

•

our products may infringe the intellectual property rights of third parties, and if so we may incur substantial liabilities and may be unable to commercialize products in a profitable manner or at all;

•	if reimbursement by government-sponsored or private sector insurance programs for our current or future products is reduced or modified, our business could suffer;

•	current and future decline of national and international economic conditions could adversely affect our operations;

•

we are subject to risks associated with managing our international network of collaborations which include business partners and other suppliers of components, API and finished products located throughout the world;

•	we may never realize the expected benefits from our manufacturing facility in China and it will require substantial capital resources to reach its manufacturing potential and be profitable; and

•

we may seek to engage in strategic transactions, including the acquisition of products or businesses, that could have a variety of negative consequences, and we may not realize the intended benefits of such transactions.

We derive many of our forward-looking statements from our work in preparing, reviewing and evaluating our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate or accurately calculate the impact of all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, include, but are not limited to, those disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included or incorporated by reference in this prospectus supplement. You should evaluate all forward-looking statements made or incorporated by reference in this prospectus supplement in the context of these risks and uncertainties.

We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included or incorporated by reference in this prospectus supplement are made only as of the date on which it was made. We undertake no obligation and do not intend to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry data and forecasts that we have included or incorporated by reference in this prospectus supplement or the accompanying prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied upon publications of IMS as our primary source for third-party industry data and forecasts. None of the reports or other publications that we have relied upon were prepared at our direction and none of the organizations that prepared such reports or publications are otherwise affiliated with us. We have not sought or obtained the consent of any of these organizations with respect to this information. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on recently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” appearing elsewhere in this prospectus supplement. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor definitions have been verified by any independent source.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of 3,542,470 shares of common stock in this offering will be approximately $70.7 million, based upon the public offering price of $21.25 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds for general corporate purposes, which we expect to include funding working capital, operating expenses, the continued development of our product pipeline and portfolio, the maintenance and expansion of our current collaboration arrangements, the strengthening of our existing commercial organization, funding the final payments for the KSCP Acquisition (see “Prospectus Summary—Recent Developments”) and any costs related to our SCP manufacturing facility, and the selective pursuit of business development opportunities in our focus segment areas.

Pending use of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

We will not receive any of the proceeds from the sale of shares by the selling stockholders, including the shares to be sold by the selling stockholders if the underwriters exercise their option to purchase additional shares.

PRICE RANGE OF COMMON STOCK

Our common stock is traded publicly on the NASDAQ Global Market and trades under the symbol “SGNT”. The following table presents quarterly information on the price range of our common stock. This information indicates the high and low market price per share of our common stock for each recent fiscal quarter reported by the NASDAQ Global Market. Our common stock began trading on the NASDAQ Global Market on April 20, 2011.

	High	Low
Fiscal year ended December 31, 2011:
Second quarter (beginning April 20, 2011)	$29.23	$17.98
Third quarter	28.82	13.50
Fourth quarter	26.74	18.95
Fiscal year ended December 31, 2012:
First quarter	$23.48	$17.84
Second quarter	19.12	14.87
Third quarter	19.89	12.62
Fourth quarter	16.98	13.80
Fiscal year ending December 31, 2013:
First quarter	$18.00	$13.39
Second quarter	21.23	15.71
Third quarter (through September 10, 2013)	24.27	20.32

On September 10, 2013, the last reported sale price of our common stock was $21.70 per share.

DIVIDEND POLICY

We have not paid any dividends on our common stock since our initial incorporation in 2006. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and therefore we do not anticipate paying any cash dividends in the foreseeable future. Because we are a holding company, our ability to pay cash dividends on our common stock is largely dependent upon the receipt of dividends or other distributions from our subsidiaries. In addition, we are currently prohibited from declaring dividends or making distributions on account of our common stock (other than in the form of common stock) under the terms of our SVB Loan Facility. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2013 on:

•	an actual basis; and

•

an as adjusted basis to give effect to (i) our issuance and sale of 3,542,470 shares of common stock in this offering at the public offering price of $21.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the net proceeds therefrom as set forth under “Use of Proceeds.”

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere or incorporated by reference in this prospectus supplement.

	As of June 30, 2013
	Actual	As Adjusted
	(unaudited)
	(amounts in thousands, except share data)
Cash and cash equivalents, including restricted cash	$43,994	$114,652

Debt (including current portion):
SVB Loan Facility(1)	$—	$—
ABC Loan Facilities(2)	19,095	19,095
Stockholders’ equity:
Common stock, $0.01 par value per share, 100,000,000 shares authorized; 28,192,824 shares issued and outstanding, actual; and 31,735,294 shares issued and outstanding, as adjusted	$282	$317
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	276,284	346,907
Accumulated other comprehensive (loss) income	(80)	(80)
Accumulated deficit	(120,443)	(120,443)

Total stockholders’ equity	156,043	226,701

Total capitalization	$175,138	$245,796

(1)

The SVB Loan Facility provides for borrowings of up to $40.0 million, with availability subject to a borrowing base consisting of eligible accounts receivable and inventory and the satisfaction of certain customary conditions as specified in the SVB Facility. The SVB Facility matures on February 13, 2016, at which time all outstanding amounts will become due and payable. Borrowings under the SVB Facility may be used for general corporate purposes, including funding working capital. Amounts drawn bear an interest rate equal to, at our option, either a Eurodollar rate plus 2.50% per annum or an alternative base rate plus 1.50% per annum. We also pay a commitment fee on undrawn amounts equal to 0.30% per annum.

(2)

Represents outstanding borrowings under the ABC Loan Facilities of RMB 118.0 million. The ABC Loan Facilities are denominated in RMB with an aggregate principal amount of RMB 118.0 million outstanding as of June 30, 2013. We converted the ABC Loan Facilities into U.S. dollars as of June 30, 2013 using an exchange rate of RMB 1.00 = USD $0.162. The exchange rate on September 10, 2013, was USD $0.163 = RMB 1.00.

The number of shares of common stock to be outstanding after this offering is based on 28,192,824 shares outstanding as of June 30, 2013. This number excludes, as of June 30, 2013:

•	2,485,665 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.39 per share;

•	86,842 shares of our common stock issuable upon the vesting of restricted stock awards; and

•	an aggregate of 3,031,667 shares of our common stock reserved for future issuance under our 2007 Share Plan and under the 2011 Incentive Plan.

PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2013 on an actual basis and after giving effect to the completion of this offering by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers and directors;

•	all of our executive officers and directors as a group; and

•	the selling stockholders.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2013 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The selling stockholders have granted the underwriters an option to purchase up to an aggregate of 690,000 shares of our common stock, and the table below assumes that option is not exercised.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Sold in the Offering	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent
5% Stockholders:
Vivo Ventures Funds(1)	8,961,454	31.8%	885,780	8,075,674	25.4%
Morgan Stanley & Affiliates(2)	4,288,841	15.2	—	4,288,841	13.6
Credit Suisse AG(3)	2,534,634	9.0	—	2,534,634	8.0
Key Gate Investments Limited(4)	2,500,663	8.9	—	2,500,663	7.9
Deerfield Funds(5)	2,149,582	7.6	—	2,149,582	6.8
Other Selling Stockholders:
CNF Investments II, LLC(6)	1,109,770	3.9	109,693	1,000,077	3.2
Executive Officers and Directors(7):
Michael Logerfo(8)	64,873	*	—	64,873	*
Albert Patterson, R.Ph.	68,969	*	—	68,969	*
Jonathon Singer	17,387	*	—	17,387	*
Jeffrey Yordon	1,183,225	4.1	62,057	1,121,168	3.5
Chen-Ming Yu(9)	9,059,780	32.0	885,780	8,174,000	25.7
Mary Taylor Behrens	3,757	*	—	3,757	*
Robert Flanagan(10)	1,119,992	4.0	109,693	1,010,299	3.2
Anthony Krizman	5,351	*	—	5,351	*
Frank Kung, Ph.D(11).	8,994,780	31.9	885,780	8,109,000	25.6
Michael Fekete.	—	*	—	—	*
All executive officers and directors as a group (13 persons)	11,655,223	40.3%		10,659,750	32.8%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Represents an aggregate of: (i) 4,109,731 shares of common stock held of record by Vivo Ventures Fund V, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; (ii) 4,768,557 shares of common stock held of record by Vivo Ventures Fund VI, L.P., which shares may be deemed beneficially owned by Vivo Ventures VI, LLC, as its sole general partner; (iii) 48,232 shares held of record by Vivo Ventures V Affiliates Fund, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; and (iv) 34,934 shares of common stock held of record by Vivo Ventures VI Affiliates Fund, L.P., which shares may be deemed to be beneficially owned Vivo Ventures VI, LLC, as its sole general partner. For ease of reference, we collectively refer to each of the investment funds as the “Vivo Venture Funds.” Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund V, L.P. and Vivo Ventures V Affiliates Fund, L.P., are exercised by Vivo Ventures V, LLC and voting and investment decisions with respect to all shares held by Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., are exercised by Vivo Ventures VI, LLC. The address for each of the entities is 575 High Street, Suite 201, Palo Alto, California 94301.

(2)

The shares being reported as being beneficially owned by Morgan Stanley as a parent holding company are owned, or may be deemed to beneficially owned, by Morgan Stanley AIP GP LP, a wholly-owned subsidiary of Morgan Stanley. The address for each of the entities is 100 Front Street, Suite 400, West Conshohocken, Pennsylvania 19428.

(3)

Beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 14, 2013. Credit Suisse AG (the “Bank”), a Swiss bank, reported beneficial ownership of such shares on behalf of its subsidiaries to the extent that they constitute the Investment Banking Division (the “Investment Banking Division”) and the Alternative Investments business (the “AI Business”) and U.S. private client services business (the “U.S. PCS Business”) within the Private Banking and Wealth Management Division (the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland. The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. The Schedule 13G provides that CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business)) may beneficially own shares of our common stock and such shares are not reported in such Schedule 13G. CSG disclaims beneficial ownership of the shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business) disclaims beneficial ownership of shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of shares beneficially owned by CSG and the Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business).

(4)

Beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 14, 2013. Represents shares of common stock held of record and beneficially owned by Key Gate Investments Limited, of which China Harvest Fund II, L.P. owns 97.37%. China Renaissance Capital Investment II, L.P. is the general partner of China Harvest Fund II, L.P. China Renaissance Capital Investment II GP is the general partner of China Renaissance Capital Investment II, L.P. China Harvest Fund II, L.P. is the majority owner of Key Gate Investments Limited and may be deemed to beneficially own all of the shares held by Key Gate Investments Limited. Each of China Renaissance Capital Investment II GP and China Renaissance Capital Investment II, L.P. may also be deemed to beneficially own all of the shares held by Key Gate Investments Limited. The address for each of the entities identified about is Trident Chambers, Box 146, Road Town, Tortola, British Virgin Islands.

(5)

Beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 14, 2013. Represents an aggregate of: (i) 915,727 shares of common stock held of record by Deerfield Partners,

L.P., which shares may be deemed to be beneficially owned by Deerfield Mgmt, L.P. as its general partner, Deerfield Management Company, L.P. as its investment advisor, and James Flynn; and (ii) 1,233,855 shares of common stock held of record by Deerfield International Master Fund, L.P., which shares may be deemed to be beneficially owned by Deerfield Mgmt, L.P. as its general partner, Deerfield Management Company, L.P. as its investment advisor, and James Flynn. For ease of reference, we collectively refer to each of the investment funds as the “Deerfield Funds.” The address for the Deerfield Funds and James Flynn is 780 Third Avenue, 37th Floor, New York, New York 10017.
(6)

The shares being reported are held of record by CNF Investments II, LLC. Voting and investment decisions with respect to all shares held by CNF Investments II, LLC are exercised by its managing member, Mr. Flanagan. Accordingly, Mr. Flanagan may be deemed the beneficial owner of such shares. The address for CNF Investments II, LLC is c/o Clark Enterprises, Inc., 7500 Old Georgetown Road, 15th Floor, Bethesda, Maryland 20814-6195.

(7)

Includes stock options that are exercisable or will become exercisable within 60 days after June 30, 2013 as follows: Mr. Logerfo, 54,230 shares; Mr. Patterson, 45,528 shares; Mr. Singer, 16,082 shares; Mr. Yordon, 453,031 shares; Dr. Yu, 97,759 shares; Ms. Behrens, 3,190 shares; Mr. Flanagan, 2,552 shares; Mr. Krizman, 4,784 shares; other executive officers, 83,768 shares.

(8)	Includes 1,000 shares as to which Mr. Logerfo disclaims beneficial ownership, as the shares are held by his son.
(9)

Dr. Yu is a managing partner of Vivo Ventures. As a result, Dr. Yu may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. See Note (1) above. In August 2012, Dr. Chen Yu was appointed as our Interim Chief Operating Officer. Dr. Yu ceased his role as our Interim Chief Operating Officer in March 2013 in connection with the hiring of Mr. James Hussey as our President.

(10)

Includes: (i) 1,109,770 shares owned by CNF Investments II, LLC, of which Mr. Flanagan is the managing member and in such capacity exercises voting and investment power with respect to such shares and (ii) 2,000 shares held by Flanagan Family Limited Partnership, of which Mr. Flanagan is a managing member of the general partner of such partnership and, as a result, may be deemed to be the beneficial owner of such shares.

(11)	Dr. Kung is the managing partner of Vivo Ventures. As a result, Dr. Kung may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. See Note (1) above.

Material Relationships with Selling Stockholders

Directors and Officers

Mr. Yordon has served as Chief Executive Officer and chairman of the board of directors since March 2013, and served as President, Chief Executive Officer and chairman of the board of directors from April 2006 through March 2013.

Dr. Yu is a managing partner of Vivo Ventures. In addition, in August 2012, Dr. Yu was appointed as our interim chief operating officer. In determining the compensation package offered to Dr. Yu, our compensation committee considered the nature of the role Dr. Yu was undertaking, his continuation as a managing partner of Vivo Ventures, which is a significant stockholder in the Company, and determined that a stock option award would be a more appropriate method of compensation than salary or incentive compensation. As such, Dr. Yu did not receive a base salary and was not eligible for an annual cash incentive award for his service as our interim chief operating officer. Dr. Yu ceased his role as our interim chief operating officer in March 2013 in connection with the hiring of Mr. Hussey as our President. See Notes (1) and (9) above.

Dr. Kung is a director and also is the managing partner of Vivo Ventures. See Notes (1) and (11) above. Mr. Flanagan is a director and also is the managing member of CNF Investments II, LLC. See Notes (6) and (10) above.

Registration Rights

We are party to a stockholders agreement (the “Stockholders Agreement”) with certain of our investors, including CNF Investments and funds affiliated with Vivo Ventures, pursuant to which certain transfer restrictions are imposed on our Restricted Securities (as defined therein).

The Stockholders Agreement further provides that if the holders of an aggregate of at least 50% of the Registrable Securities (as defined therein) then outstanding demand, by written request to us, that we effect any registration, qualification or compliance with respect to all or part of the Registrable Securities, the gross cash proceeds of which equals or exceeds $40.0 million, then we must (i) promptly give notice of the proposed registration, qualification or compliance to all other holders; and (ii) as soon practicable, use our best efforts to effect such registration, qualification or compliance. The Stockholders Agreement also provides that if, at any time or from time to time, we register any of its securities (other than a registration relating solely to employee benefit plans or a transaction pursuant to Rule 145 under the Securities Act), we agree to (a) promptly give the requisite holders written notice thereof and (b) include in such registration, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any holder within 20 days after the receipt of such written notice from us. Furthermore, the Stockholders Agreement provides that if any holder or holders who in the aggregate hold at least 15% of the Registrable Securities then outstanding request that we file a registration statement on Form S-3 for a public offering of shares of the Registrable Securities, the reasonably anticipated gross cash proceeds of which would exceed $1.0 million, we must use our best efforts to cause such Registrable Securities to be registered for the offering on such form and to be qualified in such jurisdictions as the holder or holders reasonably request. The rights to cause us to register securities granted to each holder pursuant to the Stockholders Agreement expire upon the earlier of (y) such time as such holder receives an opinion of counsel reasonably acceptable to such holder, which states that such holder may sell all of its securities pursuant to Rule 144 during any 90-day period and (z) three years after our initial public offering, or April 26, 2014.

Pursuant to the Stockholders Agreement, we have registered an aggregate of 15,052,223 shares of our common stock for sale from time to time on behalf of the selling stockholders identified therein under a “shelf” registration statement filed with the SEC. We have agreed to pay all of the expenses of the selling stockholders in this offering and in the event underwriters’ option is exercised, other than underwriting discounts and commissions, transfer taxes and certain legal expenses.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation and bylaws. The following description may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus is a part. See “Where You Can Find More Information.”

Authorized Capitalization

Our certificate of incorporation provides that our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of June 30, 2013, after giving effect to the issuance and sale of shares of common stock in this offering, we would have had 31,735,294 shares of common stock outstanding and no shares of preferred stock outstanding. As of June 30, 2013, we had 1,337 holders of record of our common stock.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes present in person or by proxy at the meeting and entitled to vote.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Because we are a holding company, our ability to pay dividends on our common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness. For additional information, see “Dividend Policy.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and liquidation preferences. In either such case, we will be required to pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus supplement and accompanying prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “SGNT.”

Undesignated Preferred Stock

Our certificate of incorporation authorizes our board of directors to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, our certificate of incorporation provides that directors may only be removed from the board of directors with cause and by an affirmative vote of holders representing 66 2/3% or more of our outstanding common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our certificate of incorporation provides that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairman of the board of directors or pursuant to a resolution adopted by a majority of the total number of directors then in office. Our restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders, unless such action is recommended by all directors then in office.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person who, together with any entity or person affiliated with or controlling or controlled by the entity or person, beneficially owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset, within the meaning of Section 1221 of the Code. For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our common stock other than:

•	an individual citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income and estate tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the U.S.;

•	brokers or dealers in securities or currencies;

•	persons who hold our common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	tax-exempt organizations;

•	individual retirement and other tax-deferred accounts;

•	banks, insurance companies, or other financial institutions; and

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Distributions

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussion below on backup withholding and FATCA withholding, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below on backup withholding and FATCA withholding, you generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment;

•

if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” (as defined in the Code) in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on any gain derived from the disposition, which may be offset by certain U.S. source capital losses. We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, even if we are or become a U.S. real property holding corporation, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain in respect of our common stock only if such non-U.S. holder actually or constructively owned more than 5% of our outstanding common stock at any time during the applicable period. If we are or become a U.S. real property holding corporation and you actually or constructively owned more than 5% of our common stock at any time during the specified testing period, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. You should consult your own tax advisor about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Legislation enacted in 2010, known as the Foreign Account Tax Compliance Act, or FATCA, generally imposes a withholding tax of 30% on dividend income from our common stock and on the gross proceeds of a sale or other disposition of our common stock, if the payments are made to certain foreign entities, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Recently finalized U.S. Treasury regulations delay the implementation of withholding under FATCA with respect to dividends until after June 30, 2014, and with respect to payments of gross proceeds until after December 31, 2016.

The withholding under FATCA described above generally applies to payments of dividends or gross proceeds made to (i) a “foreign financial institution” (as a beneficial owner or an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) a foreign entity acting as a beneficial owner or an intermediary that is not a “foreign financial institution,” unless such entity makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Jefferies LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	1,380,000
Jefferies LLC	1,150,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	920,000
Piper Jaffray & Co.	690,000
Needham & Company, LLC	460,000

Total	4,600,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus if any such shares are at a price that represents a concession not in excess of $0.7330 per share taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 690,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 690,000 shares of common stock from the selling stockholders.

		Total
	Per Share	No Exercise	Full Exercise

Public offering price	$21.25	$97,750,000	$112,412,500

Underwriting discounts and commissions to be paid by us	$1.2218	$4,328,190	$4,328,190

Underwriting discounts and commission to be paid by the selling stockholders	$1.2218	$1,292,090	$2,135,132

Proceeds, before expenses, to us	$20.0282	$70,949,298	$70,949,298

Proceeds, before expenses, to selling stockholders	$20.0282	$21,180,422	$34,999,880

The estimated offering expenses payable by us and the selling stockholders, exclusive of the underwriting discounts and commissions, are approximately $300,000. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “SGNT”.

We and the selling stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullets above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions contained in the preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement;

•	the issuance by us of options or other stock-based compensation pursuant to equity compensation plans in existence on the date of this prospectus supplement;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made;

•

the issuance by us of common stock as consideration for bona fide acquisitions, joint ventures, strategic partnerships or collaboration arrangements, provided that the amount of common stock issued as consideration for such transactions does not in the aggregate exceed 10% of the total common stock outstanding immediately following completion of this offering (as adjusted for stock splits, stock dividends and other similar events), and provided further that any recipients thereof agree to enter into lock-up agreements with the underwriters with respect to the remaining restricted period or any extension thereof; or

•

the filing of one or more registration statements on Form S-8 with the SEC with respect to shares of common stock issued or issuable under any equity compensation plan or one or more registration statements on Form S-4 with respect to any shares of common stock permitted to be issued pursuant to the third bullet above.

Our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, they will not, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned by such person or any other securities so owned convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, it will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•

any issuance, or deemed issuance, transfer or exchange of shares of common stock or the exercise of stock purchase warrants outstanding on the date of the lock-up agreement, in each case, as described in this prospectus;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of shares of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made;

•	the sale of shares of common stock to the underwriters in this offering, pursuant to the underwriting agreement, if any;

•

beginning 60 days after the final date of this prospectus, the exercise of any stock options held by such person in accordance with their terms, including, without limitation, on a “net exercise” basis where the number of shares issued to such person upon exercise is reduced;

•

any repurchase by us or any of our subsidiaries of any shares of common stock or any security convertible into common stock held by such person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with such person’s termination of employment with us;

•

any transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of us, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by such person shall remain subject to the restrictions contained in the lock-up agreement;

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or by will or intestacy;

•

distributions of shares of common stock or any security convertible into common stock to general or limited partners, members, stockholders or wholly-owned subsidiaries of the transferor or distributor; or

•	transfers to any trust for the direct or indirect benefit of such person or the immediate family of such person;

provided that in the case of any transfer or distribution described in the last three bullet points above, each donee, distributee, trustee or transferee shall sign and deliver a lock-up agreement in substantially the same form as the lock-up agreement and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period.

The lock-up agreements with our directors and officers shall automatically terminate upon certain specified events.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the underwriters and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Each of the underwriters other than Piper Jaffray & Co. served as an underwriter in our initial public offering in April 2011.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

CONFLICTS OF INTEREST

More than 10% of the outstanding shares of our common stock is beneficially owned by affiliates of Morgan Stanley & Co. LLC. Because Morgan Stanley & Co. LLC is a participating underwriter in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. In addition, in accordance with Rule 5121, Morgan Stanley & Co. LLC will not make sales to discretionary accounts without the prior written consent of the customer. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the shares offered have a bona fide public market, as that term is defined in Rule 5121.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the financial statements of Sagent Agila LLC, included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. The financial statements of Sagent Agila LLC are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young Hua Ming, LLP, independent auditors, has audited the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd., included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd.’s ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. The financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. are incorporated by reference in reliance on Ernst & Young Hua Ming’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered by this prospectus supplement and the accompanying prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.sagentpharma.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement and the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, c/o Sagent Pharmaceuticals, Inc., 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195, (847) 908-1600.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings (other than pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”) filed with the SEC on March 18, 2013;

•	portions of our Proxy Statement, as filed with the SEC on April 30, 2013, that are incorporated by reference in our 2012 Form 10-K;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed with the SEC on May 6, 2013;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed with the SEC on August 6, 2013; and

•

our Current Reports on Form 8-K filed with the SEC on March 5, 2013, March 8, 2013, March 20, 2013, May 6, 2013 (but only with respect to Items 1.01 and 8.01 and exhibits 10.1, 10.2 and 99.2), June 14, 2013, July 11, 2013 and August 5, 2013.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Our Commission File Number is 001-35144.

PROSPECTUS

24,052,223 Shares

SAGENT PHARMACEUTICALS, INC.

Common Stock

We may offer, from time to time, up to 9,000,000 shares of our common stock, and selling stockholders may offer, from time to time, up to an additional 15,052,223 shares of our common stock. Unless otherwise provided in the applicable prospectus supplement, we intend to use net proceeds from the sale of shares of common stock by us for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by any selling stockholders. We will bear a portion of the expenses of the offering of common stock, except that selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

Our registration of the shares of common stock covered by this prospectus does not mean that we or any selling stockholders will offer or sell any of the shares. We and/or selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and/or selling stockholders may sell our respective shares in the section entitled “Plan of Distribution” beginning on page 6.

Our common stock is traded on the NASDAQ Global Market under the symbol “SGNT.” On January 22, 2013, the last reported sale price of our common stock on the NASDAQ Global Market was $16.07 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Specific information about the terms of an offering will be included in a prospectus or a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We are responsible for the information contained and incorporated by reference in this prospectus, any applicable prospectus supplements and any related free writing prospectus we prepare or authorize. Neither we, any selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context otherwise indicates, the terms “Sagent,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Sagent Pharmaceuticals, Inc. and its subsidiaries. Unless the context otherwise indicates, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement(s).

i

OUR COMPANY

We are a specialty pharmaceutical company that develops and sources products that we sell primarily in the United States of America through our highly experienced sales and marketing team. With a primary focus on generic injectable pharmaceuticals, we offer our customers a broad range of products across anti-infective, oncolytic and critical care indications in a variety of presentations, including single- and multi-dose vials, pre-filled ready-to-use syringes and premix bags. We generally seek to develop injectable products including those where the form or packaging of the product can be enhanced to improve delivery, product safety or end-user convenience. Our management team includes industry veterans who have previously served critical functions at other injectable pharmaceutical companies and key customer groups and have long-standing relationships with customers, regulatory agencies and suppliers. We have rapidly established a growing and diverse product portfolio and product pipeline as a result of our innovative business model, which combines an extensive network of international development, sourcing and manufacturing collaborations with our proven and experienced U.S.-based regulatory, quality assurance, business development, project management, and sales and marketing teams.

Our corporate headquarters are located at 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195. Our telephone number is (847) 908-1600. Our website address is www.sagentpharma.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition, liquidity and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and variations of such words and similar expressions are intended to identify such forward-looking statements. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference. These factors, risks and uncertainties include, but are not limited to, the following:

•

we rely on our business partners for the manufacture of our products, and if our business partners fail to supply us with high-quality active pharmaceutical ingredient (“API”) or finished products in the quantities we require on a timely basis, sales of our products could be delayed or prevented, our revenues could decline and we may not achieve profitability;

•

if we or any of our business partners are unable to comply with the quality and regulatory standards applicable to pharmaceutical drug manufacturers, or if approvals of pending applications are delayed as a result of quality or regulatory compliance concerns or merely backlogs at the US Food and Drug Administration (“FDA”), we may be unable to meet the demand for our products, may lose potential revenues and may not achieve profitability;

•

changes in the regulations, enforcement procedures or regulatory policies established by the FDA and other regulatory agencies are expected to increase the costs and time of development of our products and could delay or prevent sales of our products and our revenues could decline and we may not achieve profitability;

•

three of our products - heparin, levofloxacin in pre-mix bags, and cefepime, each of which is supplied to us by a single vendor - represent a significant portion of our net revenues and, if the volume or pricing of any of these products declines, or we are unable to satisfy market demand for these products, it could have a material adverse effect on our business, financial position and results of operations;

•

we participate in highly competitive markets, dominated by a few large competitors, and if we are unable to compete successfully, our revenues could decline and our future profitability could be jeopardized;

•

if we are unable to continue to develop and commercialize new products in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed;

•	if we are unable to maintain our group purchasing organization and distributor relationships, our revenues could decline and future profitability would be jeopardized;

•	we rely on a limited number of pharmaceutical wholesalers to distribute our products;

•	we depend to a significant degree upon our key personnel, the loss of whom could adversely affect our operations;

•	we may be exposed to product liability claims that could cause us to incur significant costs or cease selling some of our products;

•	if reimbursement by government-sponsored or private sector insurance programs for our current or future products is reduced or modified, our business could suffer;

•	current and future decline of national and international economic conditions could adversely affect our operations;

•

we are subject to risks associated with managing our international network of collaborations which include business partners and other suppliers of components, API and finished products located throughout the world;

•

we may never realize the expected benefits from our investment in our Kanghong Sagent (Chengdu) Pharmaceutical Corporation Limited joint venture in China and the joint venture may require additional capital investment to continue its operations; and

•

we may seek to engage in strategic transactions, including the acquisition of products or businesses, that could have a variety of negative consequences, and we may not realize the intended benefits of such transactions.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from any sale of shares we offer under this prospectus for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by selling stockholders under this prospectus.

SELLING STOCKHOLDERS

Information about selling stockholders, if any, including their identities, the amount of common stock owned by each selling stockholder prior to the offering, the amount of common stock to be offered by each selling stockholder and the amount of common stock to be owned by each selling stockholder after completion of the offering, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus is a part or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Such selling stockholders may include (i) certain of our significant stockholders, including investment funds affiliated with Vivo Ventures, LLC (“Vivo Ventures”), CNF Investments II, LLC (“CNF Investments”) and/or Morgan Stanley (“Morgan Stanley”), and (ii) certain of our executive officers and directors.

All of the common stock to be offered by selling stockholders under the registration statement of which this prospectus is a part is issued and outstanding as of the date of the filing of the registration statement of which this prospectus is a part. Selling stockholders shall not sell any of our common stock pursuant to this prospectus until we have identified such selling stockholders in a subsequent prospectus supplement. However, selling stockholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act. The selling stockholders originally acquired the shares of our common stock included in this prospectus through (i) a private placement of our ordinary shares to one of our founding investors in April 2006, (ii) private placements of our Series A preferred stock in March 2007, September 2007, August 2008 and May 2009, (iii) the grant of restricted ordinary shares in April 2006 and March 2007 under our 2007 Global Share Plan and (iv) the exercise of stock options for ordinary shares in February 2011, which options were originally granted in August 2008 and December 2009 under our 2007 Global Share Plan. All of the ordinary shares and Series A preferred stock referenced in the foregoing sentence were converted into shares of our common stock in connection with our reincorporation into a Delaware corporation at the time of our initial public offering in April 2011.

PLAN OF DISTRIBUTION

We are registering 9,000,000 shares of our common stock for possible sale by us and an additional 15,052,223 shares of our common stock for possible sale by selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in any prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus is a part or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus and donees, pledgees, transferees or other successors-in-interest selling shares received from such selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of the applicable prospectus supplement, post-effective amendment or Exchange Act report.

We and/or selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

We and/or selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by us and/or selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Global Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We and/or selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us or selling stockholders, as applicable. We and/or selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or selling stockholders, as applicable, or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and/or selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

We will bear a portion of the expenses of the offering of common stock, except that selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares. Upon entering into, or upon notification by selling stockholders that they have entered into, any material arrangement with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the applicable seller;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

We and any selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered pursuant to this prospectus. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of us, any selling stockholders and their affiliates.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, we and/or selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young Hua Ming, LLP, independent registered public accounting firm, has audited the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd., included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd.’s ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. are incorporated by reference in reliance on Ernst & Young Hua Ming’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www. sagentpharma.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings (other than pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 29, 2012;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the SEC on May 10, 2012, August 9, 2012 and November 8, 2012, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 16, 2012, March 12, 2012, April 16, 2012, May 31, 2012, September 6, 2012 and November 8, 2012; and

•

the description of our capital stock, $0.01 par value per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of our Registration Statement on Form S-1, initially filed with the SEC on December 6, 2010 (Registration No. 333-170979), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A filed with the SEC on April 15, 2011 (File No. 001-35144).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-35144.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.sagentpharma.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, c/o Sagent Pharmaceuticals, Inc., 1901 North Roselle Road, Suite 700, Schaumburg, Illinois 60195, (847) 908-1600.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

Zoledronic
Acid Injection
4 mg per 100 mL
Zoledronic
Acid Injection
4 mg per 5 mL
5 mL Single-Use Vial
Concentrate for Intravenous Infusion

CEFEPIME
2g
2 Grams/Vial
CEFEPIME
1g
1 Gram/Vial

Amiodarone
NDC 25021-302-66
150 mg per 3 mL
3 mL Syringe

HEPARIN
1,000
HEPARIN
2,000
HEPARIN
20,000
HEPARIN
10,000
HEPARIN
30,000
1,000
HEPARIN
50,000
5,000
HEPARIN
40,000
HEPARIN
10,000
HEPARIN
5,000

Docetaxel
20 mg per mL
Docetaxel
80 mg per 4 mL
Docetaxel
140 mg per 7 mL

Injectables Excellence™

PreventIV Measures™
Packaging and Labeling

SAGENT™
Discover Injectables Excellence™